Exhibit 5.1

June 2, 2017

Board of Directors
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177

Re: Registration Statement on Form S-3

Gentlemen:

I have acted as counsel to Air Transport Services Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s automatic shelf registration statement on Form S-3 (File No. 333-218367) (the “Registration Statement”), the prospectus included therein and the prospectus supplement, dated May 31, 2017, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”). The Prospectus Supplement relates to the sale of 4,377,330 shares of common stock of the Company, par value $.01 per share (the “Secondary Shares”) by Red Mountain Partners, L.P. (the “Selling Stockholder”), pursuant to an Underwriting Agreement dated as of May 31, 2017 among the Company, the Selling Stockholder and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
In connection with rendering this opinion, I have examined, to the extent deemed necessary, originals or copies of: (a) the Registration Statement; (b) the Prospectus Supplement; (c) the Underwriting Agreement; (d) the Company’s certificate of incorporation, as currently in effect (the “Certificate”); (e) the Company’s by-laws, as currently in effect (the “By-Laws”); (f) certain resolutions of the Board of Directors of the Company relating to the Registration Statement; and (g) certain other corporate records of the Company. I have also relied upon such oral or written statements and representations of the officers of the Company as I have deemed relevant as a basis for these opinions.
In my examination of the aforesaid records and documents, I have assumed, without independent investigation, the authenticity of all records and documents examined by me, the correctness of the information contained in all records and documents examined, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted as copies (whether certified, conformed, photo static or by other electronic means) of records and documents.
I have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, I have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to my knowledge concerning such facts should be drawn.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Secondary Shares have been validly issued and are fully paid and nonassessable.
This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 2, 2017 and to the incorporation by reference of this opinion in the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not admit that I come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

W. Joseph Payne
Chief Legal Officer and Secretary